Exhibit 10.7
JPMorgan Chase & Co.
Excess Retirement Plan
Restated and Amended as of December 31, 2008, as amended
preamble
     The purpose of this Plan is to provide an alternate means of paying benefits precluded by operation of law to certain designated executives and employees participating in the JPMorgan Chase Retirement Plan (“Retirement Plan”). The Plan is a non-qualified, unfunded deferred compensation arrangement. It is not subject to Section 401 of the Internal Revenue Code (“Code”). Further it is, generally, not subject to the Employee Retirement Income Security Act.
     Effective December 31, 2004, liabilities accrued under the Bank One Corporation Supplemental Personal Pension Account Plan (“Supplemental Plan”) were transferred to this Plan and became subject to this Plan’s rules, except as otherwise noted. Participants in the Supplemental Plan who made valid distributions election prior to January 1, 2005 or prior to January 1, 2009 (if they had not incurred a Separation from Service prior to January 1, 2009), with respect to their entire Accrued Benefit that take effect on a Separation from Service shall have those election honored, notwithstanding anything in the Plan to the contrary.
     The Plan has been interpreted and operated in good faith compliance with Section 409A and Internal Revenue Service Notice 2005-1 through from January 1, 2005 through December 31, 2008. The plan for that period consists of various employee communications, election and distribution forms, internal procedures and the plan document prior to its amendment and restatement to the extent not inconsistent with the foregoing documents and a good faith interpretation Section 409A.
     Effective December 31, 2008, this Plan has been amended to reflect changes in tax laws as mandated by Section 409A of the Code. It shall be interpreted in such a manner as to comply with Section 409A.
     The terms and conditions of this Plan prior to its amendment, as well as the Supplemental Plan, shall continue to apply to vested amounts accrued prior to January 1, 2005 with respect to Participants whose employment terminated prior to January 1, 2005 and who accrued no further benefits under the Plan on or after January 1, 2005 (other than interest credits on outstanding balances).

ARTICLE 1
DEFINITIONS
     The following are defined terms wherever they appear in the Plan:
     1.1 “Account” shall have the meaning ascribed thereto under Section 3.1.
     1.2 “Administrator” shall mean the individual appointed by Board who shall be responsible for those functions assigned to him under the Plan.
     1.3 “Alternate Benefit” shall have the meaning ascribed thereto under the Retirement Plan.
     1.4 “Bank” shall mean JPMorgan Chase Bank National Association.
     1.5 “Beneficiary” shall have the meaning ascribed thereto under the Retirement Plan.
     1.6 “Board” shall mean the Board of Directors of the Bank or of the Corporation; provided that any action taken by a duly authorized committee of the Board (including any action pursuant to Article VII) within the scope of authority delegated to it by the Board shall be considered an action of the Board for purposes of this Plan.
     1.7 “Code” shall mean the Internal Revenue Code of 1986.
     1.8 “Committee” shall mean the Compensation and Management Development Committee of the Board or successor committee.
     1.9 “Compensation Limit” shall mean the dollar limitation imposed by Section 401(a)(17) of the Code on the amount of Eligible Compensation taken into account in computing benefits under the Retirement Plan. By way of clarification, it shall not have any application to the benefit accrued by Grandfathered Morgan Participant under the Retirement Plan whose Retirement Benefit shall be subject to a Compensation Limit of $150,000.
     1.14 “Corporation” shall mean JPMorgan Chase & Co.
     1.15 “Credit Balance” shall have the meaning ascribed thereto under the Retirement Plan.
     1.16 “Deferred Compensation Program” shall mean the 2005 Deferred Compensation Plan of JPMorgan Chase & Co.
     1.17 “Eligible Compensation” shall have the meaning ascribed thereto by the Retirement Plan; provided that for purposes of this Plan, such Eligible Compensation in any calendar year shall be not more than $1 million; provided further that Eligible Compensation based on draw, commissions in excess of draw or production overrides shall be further limited to the (i) Compensation Limit for any calendar year, or (ii) in the case of Employees assigned to the Chase Home Finance division or successor business unit, 50% of the Compensation Limit for any calendar year.
     1.18 “Employee” shall mean an individual who is an employee of an Employer and a participant accruing benefits under the Retirement Plan. By way of clarification, individuals who are not classified as employees of an Employer for purposes of its payroll system, including, without limitation, individuals employed by temporary help firms or other staffing firms or who are treated as independent contractors by the Employer (whether or not deemed to be common law employees or leased employees), are not “Employees.” In addition, in the event that any individual is re-classified as an employee for any purpose by any action of any third party or as a result of any lawsuit, action or administrative proceeding, such individual shall not be deemed an “Employee” under the Plan.
     1.19 “Employer” shall have the meaning ascribed thereto under the Retirement Plan.
     1.20 “Final Average Pay Formula” shall mean a formula (other than a cash balance formula or the Alternate Benefit formula) under the Retirement Plan.
     1.21 “Final Pay Benefit” shall mean a participant’s Retirement Benefit derived from a Final Average Pay Formula pursuant to which a participant in the Retirement Plan was accruing a benefit immediately prior to his/her Separation from Service.
     1.22 “Grandfathered Chase Participant” shall have the meaning ascribed thereto under the Retirement Plan.
     1.23 “Grandfathered Morgan Participant” shall have the meaning ascribed thereto under the Retirement Plan.
     1.24 “Heritage Morgan Cash Balance Plan” shall mean the Cash Balance Plan of Morgan Guaranty Trust Company of New York and Affiliated Companies for United States Employees as in effect immediately prior to its merger into the Retirement Plan.
     1.25 “Interest Credit” shall have the meaning ascribed thereto under the Retirement Plan.
     1.26 “Minimum Benefit” shall mean a Retirement Benefit derived from a Final Average Pay Formula that was frozen. By way of clarification, this is a formula under which a Participant had accrued benefits but was no longer actively accruing benefits immediately prior to the date of his/her Separation from Service, provided that it shall not include the Morgan Benefit or a frozen benefit based on an interest rate or actuarial factors.

     1.27 “Morgan Benefit” shall mean a frozen benefit payable under the Retirement Plan to individuals who became Employees of Participant Companies after January 1, 2001 which benefit was derived from a Final Average Pay formula utilized by the Retirement Plan of Morgan Guaranty Trust Company of New York and Affiliated Companies for United States Employees.
     1.29 “Morgan Employee” shall mean any individual employed by any member of the controlled group of corporations having J.P. Morgan & Co as the parent corporation.
     1.30 “Participant” shall mean each Employee of an Employer who participates in the Plan in accordance with the terms and conditions set forth herein.
     1.31 “Participating Company” shall mean (a) the Bank and (b) each Employer, which has been authorized by the Administrator to participate in the Plan and has agreed to comply with the provisions of the Plan.
     1.32 “Pay-Based Credit” shall have the meaning ascribed thereto under the Retirement Plan; provided that it shall not include the special 3% pay credit provided to certain Morgan Employees under the Retirement Plan.
     1.33 “Period of Service” shall have the meaning ascribed thereto under the Retirement Plan.
     1.34 “Plan” shall mean the JPMorgan Chase Excess Retirement Plan, as amended and restated January 1, 2005.
     1.35 “Prior Morgan Plan” shall mean the Retirement Plan of Morgan Guaranty Trust Company of New York and Affiliated Companies for United States Employees
     1.36 “Qualified Participant” means a participant who (i) incurred a Separation from Service on or after January 1, 2005 and on or before December 31, 2005 and (ii) accrued a benefit hereunder on or after January 1, 2005.
     1.37 “Retirement Benefits” shall mean the Credit Balance of the Account of a Participant under the Retirement Plan, or such other greater benefit that may be payable to the Participant under the Retirement Plan, such as the Alternative Benefit, Minimum Benefits, Morgan Benefit Final Average Pay Benefit, either case measured as of the Participant’s date of Separation from Service.
     1.38 “Retirement Plan” shall mean the JPMorgan Chase Retirement Plan, as amended from time to time.
     1.39 “Separation from Service” has the meaning set forth in the JPMorgan Chase 2005 Deferred Compensation Plan, including the definition of Related Company.

     1.40 “Specified Employee” has the meaning set forth in the JPMorgan Chase 2005 Deferred Compensation Plan.
     1.41 “Supplemental Plan” shall mean the Supplemental Personal Pension Account Plan of Bank One Corporation.
     1.42 “Transition Interest Credit” shall have the meaning ascribed thereto by the Retirement Plan.

Article II
Participation
     2.1 Eligibility for Credit Balance. Any Employee whose Eligible Compensation exceeds the Compensation Limit during any calendar year in which he or she is a participant in the Retirement Plan shall be a Participant as of such date with respect to the benefits described in Article III.
     2.2 Section 415 Limits. If, as of the date that an Employee incurs a Separation from Service, an Employee’s distribution of Retirement Benefits would be subject to the limitations of Section 415 of the Code (whether or not a distribution of such benefits was made on such date), such Employee, if not already a Participant, shall be a Participant as of the date of such distribution and shall be eligible for the benefits described in Section 3.5.

Article III
Benefits
     3.1 Pay-Based Credits. (a) Each Participant described in Section 2.1 whose Eligible Compensation in any calendar month exceeds the monthly Compensation Limit shall have an amount credited to an Account under the Plan equal to the excess of the (i) amount of the Pay-Based Credit that would have been accrued under the Retirement Plan (based on the amount of Eligible Compensation recognized under this Plan) but for the application of such Compensation Limit for such calendar month over (ii) amount of the Pay-Based Credit actually credited under the Retirement Plan for such calendar month. By way of clarification, if an individual is receiving additional Pay-Based Credits under the Retirement Plan as a result of their service with Banc One Corporation, First Commerce Corporation or their subsidiaries, those credits shall be Pay-Based Credits for purposes of this Plan. As of May 1, 2009, there shall be no further accruals of Pay-Based Credits under this Section based on Eligible Compensation that consists of base pay. For avoidance of doubt, Participants described in Section 3.1(e) shall continue to accrue Pay-Based Credits in accordance with the provisions in Section 3.1(e) until the date set forth therein.
     (b) Interest Credits. The Account of a Participant shall be credited with the Interest Credits that would have been provided under the Retirement Plan but for the Compensation Limit’s application to the Pay-Based Credits (but based on the amount of Eligible Compensation recognized under this Plan). Any amounts attributable to the Prior Service Balance as defined in the Retirement Plan shall receive Transition Interest Credits as defined in the Retirement Plan until such date as it ceases under the Retirement Plan.
     (c) Account. A bookkeeping account shall be established in the name of each Participant to which the applicable Pay-Based, Interest and Transition Interest Credits shall be recorded.
(d)	Prior Accruals. If a Participant has accrued a Credit Balance with respect to this Plan prior to its amendment and restatement as of January 1, 2005, or the Supplemental Plan prior to January 1, 2005 and incurs a Separation from Service after January 1, 2005, such Credit Balance shall be part of his Account. By way of clarification, this Plan does not provide any benefits for periods of employment prior to January 1, 2002 to any individual who was a Member of the Heritage Morgan Cash Balance Plan or had an undistributed vested benefit under the Prior Morgan Plan, except as provided in Section 3.5 dealing with Code Section 415 limitations. By way of further clarification, an individual who was a participant in the Supplemental Plan shall have a Credit Balance benefit not in excess of the amount accrued on his/her behalf under the Supplemental Plan as of December 31, 2004.

(e)	Commission Paid Participants. This Section ceased to be in effective as of December 31, 2009 and all accruals (other than interest credits) ceased on that date for the Participants described in the next succeeding sentence. Notwithstanding anything herein to the contrary (except for the preceding sentence), Participants whose Eligible Compensation consists of draw, commissions in excess of draw or production overrides shall receive monthly Pay-Based Credits (as describe in Section 3.1(a) based on such Eligible to the extent that it exceeds one twelfth of the Compensation Limit for such month; provided that the aggregate amount of Eligible Compensation recognized under this Plan and the Retirement Plan for Pay-Based Credits for any such Participant shall not exceed the Compensation Limit in effect for the relevant calendar year.
     3.2 Benefit Determined as of the Date of Separation from Service. Except as otherwise provided in Section 5.1(b), all such calculations/determinations under Sections 3.3, 3.4 and 3.5 shall be made as of the date that a Participant incurs a Separation from Service. The Participant is deemed to have elected receipt of his/her Retirement Benefit on such date. The benefit payable hereunder shall not be affected by the amount actually distributed to the Participant from the Retirement Plan. Any amount due under Section 3.3, 3.4 and 3.5 shall accrue Interest Credits up to the Distribution Date, as defined in the Retirement Plan.
     3.3 Final Average Pay Benefit, Alternative Benefit or Minimum Benefit. If it is determined that a Final Average Pay Benefit, Alternative Benefit or Minimum Benefit (other than Morgan Benefit) would be payable to a Participant under the Retirement Plan on a Separation from Service, then such Participant’s benefit under this Plan, if any, shall equal the excess of (i) the amount of the Retirement Benefit that would have been accrued under Final Average Pay Formula, Minimum Benefit or Alternative Benefit of the Retirement Plan ((based on the amount of Eligible Compensation recognized under this Plan for service/accruals after December 31, 2004) but for the application of such Compensation Limit over (ii) the amount actually accrued under the Retirement Plan; and any other amount due under this Plan, including the benefit under Section 3.1, shall be forfeited, except for the amount specified in Section 3.5 so long as it is not duplicative of any amount required under another plan or program maintained by the Employer.
     3.4 Morgan Benefit. If it is determined that, as of the date of Separation from Service, a Grandfathered Heritage Morgan Participant would receive his/her Retirement Benefit in the form of Morgan Benefit, then such Participant shall be entitled to receive an amount as a lump sum, if any, from this Plan equal to the excess of (i) the sum of his/her Credit Balances under the Retirement Plan and Section 3.1 of this Plan over (ii) his/her lump sum value of his/her Retirement Benefit. Any amounts under Section 3.1 in excess of the amount payable under this Section 3.4 shall be forfeited. In addition, if the amount of the Minimum Benefit for a Grandfathered Heritage Morgan Participant has

been limited pursuant to amendments to the Retirement Plan limiting early retirement benefits for certain highly compensated Grandfathered Heritage Morgan Participants, then the amount so limited shall be payable hereunder.
     3.5 Excess Benefits. If it is determined that, as of the Separation from Service, any distribution of Retirement Benefits would be reduced by application of the limitations of Section 415 of the Code shall receive an amount equal to the excess of the (i) Retirement Benefits without application of Section 415 of the Code over (ii) amount actually payable under the Retirement Plan; provided that once a benefit is determined in accordance with Section 3.2, no adjustment shall be made for changes to Section 415 of the Code.
     3.6 Aggregate. Notwithstanding anything in this Article III to the contrary, the total value of the benefits to be received under the Plan when combined with the Retirement Benefits (measured as of the date of Separation from Service) shall never exceed the value of the Retirement Benefits that would have been payable under the Retirement Plan but for the application of Section 415 of the Code and the Compensation Limit; provided that the foregoing shall not apply to amounts credited to an Account because of the inclusion of bonuses as part of Eligible Compensation prior to January 1, 2005.
     3.7 Administrative/Judicial Determinations. Nothing in this Article or the Plan shall require any amounts to be paid under this Plan, should an administrative or judicial determination require benefit formulas, including the interest crediting rate, of the Retirement Plan to be reformed or require the payment of Retirement Benefits or life annuity benefits under the Retirement Plan in excess of those paid hereunder.

Article IV
Vesting
      4.1 Account. Subject to the adjustments and forfeiture rules set forth in Sections 3.3, 3.4 and 3.6, the benefits described in Sections 3.1, 3.3 and 3.4 shall vest upon the date that the benefits under the Retirement Plan vest. Benefits hereunder shall be forfeited upon the date of a termination of employment as reflected on the books and records of the Employer if such Participant is not then vested in his/her Retirement Benefits. Benefits hereunder shall not be subject to being restored upon re-employment.
     4.2 Vesting 415 Benefit. The benefit described in Section 3.4 shall be deemed to accrue and vest only upon the dates or date of the Separation from Service.

Article V
distributions
     5.1 Form and Date of Distribution. (a) Except as otherwise provided herein, if a Participant incurs a Separation from Service, his or her benefit under this Plan shall be distributed in a lump sum during the calendar year immediately following the calendar year in which the Separation from Service occurred, provided that a Specified Employee shall not receive a distribution from this Plan until at least six months have elapsed from the date of his/her Separation from Service.
     (b) A Grandfathered Chase Participant who receives his/her Retirement Benefit under a Final Average Pay formula shall receive his/her benefit in the form of a single life month annuity commencing in the calendar year following his/her Separation from Service. The Participant may elect prior to the first annuity payment date between actuarial equivalent forms of annuity benefits. For this purpose, the form of annuities available are those specified by the Retirement Plan as applying to a Grandfathered Chase Participant and the actuarial factors set forth in the Retirement Plan shall be used.
     (c) If a Participant terminated employment prior to January 1, 2005, then any vested amounts accrued prior to that date shall be subject to the terms of the Plan prior to its amendment and restatement.
     (d) (i) In the case of a Qualified Participant, vested amounts accrued prior to January 1, 2005 shall be subject to the terms of the Plan prior to its amendment and restatement. Any amount accrued by a Qualified Participant after January 1, 2005 shall be subject to the election that such individual made in 2005 in accordance with the transitional rules of Section 409A.
     (ii) Notwithstanding Section 5.1(d)(i) above, if a Qualified Participant fails to elect distribution of his/her Retirement Benefits by December 1, 2008, then Section 3.2 shall apply to calculate the amount of his/her benefit hereunder as of December 31, 2008. That benefit shall be distributed as a lump sum during calendar year 2009.
     (e) If a Participant in the Supplemental Plan had made an election as to the form and time of payment of his or her benefit under that Plan prior to December 31, 2004?, such election shall govern the form and time of payment of benefits hereunder.
     5.2 Withholding. Any payment under this Plan shall be reduced by any amount required to be withheld under applicable Federal, state and local laws.
     5.3 Participant’s Rights Unsecured. The right of any Participant or former Participant to receive further payments under the provisions of the Plan shall be an unsecured claim against general funds of (i) the Bank, if the Employer employing the participant at the time his/her Eligible Compensation is subject to this Plan, was a bank or a bank subsidiary or (ii) the Corporation, if the Employer employing the Participant at the time his/her Eligible Compensation is subject to this Plan, was not a bank or a bank subsidiary; provided that the Corporation shall be responsible for any amounts accrued under the Supplemental Plan. No assets shall be required to be segregated or earmarked to represent any liability for supplemental benefits hereunder, but the Corporation and Bank shall have the right to establish vehicles to assist them and the other Employers in meeting their obligations hereunder. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor; and such status shall not be enhanced by reason of the establishment of any funding vehicles.
     5.4 Beneficiary. (a) Upon the death of a Participant who has vested benefits under this Plan and whose death occurs prior to a Participant’s Separation from Service, the Beneficiary of such Participant shall receive (i) a benefit equal to the excess of Retirement Benefit available to Beneficiary without application of Section 415 of the Code over the Retirement Benefit actually received by the Beneficiary under the Retirement Plan and/or (ii) the Credit Balance of the Participant under Section 3.1. The benefit shall be distributed as a lump sum in the calendar year immediately following the calendar year in which the death occurred.
     (b) Notwithstanding Section 5.4(a), upon the death of a Participant who has vested benefits under this Plan and whose death occurs prior to a Participant’s Separation from Service, a Beneficiary whose survivor Retirement Benefit is based on the Final Average Pay Benefit, Alternative Benefit or Minimum Benefit shall not receive the Credit Balance under Section 3.1 of this Plan. Instead such Beneficiary shall have his/her benefit based on Section 3.3 utilizing the assumptions with respect to a survivor pre-retirement annuity as set forth in the Retirement Plan. The benefit shall be distributed as a lump sum in the calendar year immediately following the calendar year in which the death occurred.
     (c) Upon the death of a Participant who has vested benefits under this Plan and whose death occurs after the Participant’s Separation from Service, the Beneficiary shall receive any unpaid amount due to the Participant in the form of a lump sum in the calendar year immediately following the calendar year in which the death occurred; provided that if the Participant was receiving an annuity hereunder, the Beneficiary shall be entitled only the survivor benefit, if any, under the annuity.
     (d) The distribution rules of the Plan, prior its to its amendment and restatement, shall apply to the date of distribution with respect to a Beneficiary of a Participant who incurred a Separation from Service prior to January 1, 2005.

Article VII
Amendment and Termination
      6.1 Amendment. The Board or the Administrator may amend the Plan in any respect and at any time; provided, however, that no amendment shall have the effect of reducing (i) any benefit then being paid or payable to any Participant or to any Beneficiary, or (ii) the vested amount of any benefit under Sections 3.1, 3.3 and 3.4 theretofore accrued on behalf of any Participant.
     6.2 Termination. The Board may terminate the Plan at any time. In the event of termination, the Plan shall continue in force with respect to any Participant, or other person entitled to receive a benefit under Sections 3.1, 3.3 and 3.4 to the extent accrued and vested under the Plan prior to its termination, and shall be binding upon any successor to substantially all the assets of the Corporation or any other Employer.

Article VIII
General Provisions
      7.1 Assignability. No right to receive payments hereunder shall be transferable or assignable by a Participant except by will or by the laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.
     7.2 Administration. Except as otherwise provided herein, the Plan shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the provisions of the Plan, and who shall conclusively interpret, construe and implement the provisions of the Plan, including eligibility to participate, the entitlement to benefits and the amount of such benefits.
     7.3 Legal Opinions. The Administrator may consult with legal counsel, who may be counsel for the Bank or other counsel, with respect to his obligations or duties hereunder, or with respect to any action proceeding or any question of law, and shall not be liable with respect to any action taken, or omitted, by him in good faith pursuant to the advice of such counsel.
     7.4 Liability. Any decision made or action taken by the Board, Committee or the Administrator arising out of, or in connection with, the construction, administration, interpretation and effect of the Plan shall be within their absolute discretion, and will be conclusive and binding on all parties. Neither the Administrator nor a member of the Board or of the Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done in connection with this Plan.
     7.5 Corporate Reorganization. In the event that a corporation or unincorporated entity ceases to meet the definition of an Employer such corporation or entity shall cease to be an Employer under the plan and its employees shall cease to be Participants under the Plan, and the Plan shall be treated as though a separate plan for the benefit of its employees who were Participants in the plan to govern the accrued benefits of each such Participant (or any person entitled to benefits in respect of such a Participant).
     7.6 Construction. The masculine gender, where appearing in this Plan, shall be deemed to also include the feminine gender. The singular shall also include the plural, where appropriate.
     7.7 Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of New York.

     7.8 Not an Employment Contract. Nothing herein shall be construed to confer upon any person any legal right to continued employment with the Bank or any Related Company.